Exhibit 99.1
NEWS RELEASE

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Constellation Brands Beer Division Issues Limited Voluntary Recall Of Select Packages Of 12 Oz Corona Extra Bottles

Recall is limited to select 12-pack and 18-pack bottles with deposit labels

CHICAGO, Ill., - MARCH 9, 2016 – Constellation Brands Beer Division announced today a voluntary recall of select Corona Extra 12-packs and 18-packs of 12 ounce clear bottles with deposit labels in the U.S. and Guam that may contain small particles of glass. This recall is very limited in scope, as potentially affected bottles represent less than one-tenth of one percent of Corona Extra 12-ounce clear bottles in the marketplace. Production codes for the potentially impacted bottles are listed below.
This recall comes after routine quality assurance inspections at two AB InBev breweries that produce some of Constellation Brands’ beer products on an interim basis. While the number of impacted bottles is relatively small, Constellation is recalling select packages of Corona Extra that may contain defective bottles as a precaution to ensure the safety of consumers. To date, the company has received no consumer complaints or reports of injuries resulting from the affected bottles.
“The safety and well-being of consumers is our top priority and we take matters pertaining to the quality of our products very seriously,” said Paul Hetterich, President, Constellation Brands Beer Division. “Since learning of this issue, we immediately began working with AB InBev and jointly took prompt action to investigate the issue. We’re actively working with our distributor partners and retailers to quickly resolve the matter. We’re committed to doing everything possible to complete this recall quickly and ensure the safety of our consumers and integrity of our products.”

All recalled products are being removed from the market. The company encourages consumers who have packages and bottles marked with the production codes below to visit http://www.coronaextrausa.com/recall or call (866) 204-9407 for instructions on reimbursement.
The vast majority of Corona Extra products, including those listed below, are not part of this recall:

•	Unaffected Corona Extra 12-packs (Note: Most 12-packs are unaffected)

•	Corona Extra 6-pack and 24-pack bottles

•	Corona Extra cans, draft beer and 24-ounce bottles

•	Corona Light bottles, cans and draft beer

•	Corona Familiar and Coronita bottles

Affected Production Codes:

12 and 18 Pack Bottles
The production code is on the neck of each bottle

A256C148

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy.
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